Exhibit 99.1

FOR IMMEDIATE RELEASE

Company Contact:

Douglas L. Cox

EVP & Chief Financial Officer

Opinion Research Corporation

(609) 452-5274

OPINION RESEARCH CORPORATION ANNOUNCES DELAY OF

COMMON STOCK OFFERING

PRINCETON, N.J. – February 2, 2005 – Opinion Research Corporation (NASDAQ: ORCI) today announced that its proposed $50 million common stock offering will be delayed until after the company’s audited financial statements for 2004 are available for inclusion in the Registration Statement filed with the Securities and Exchange Commission (“SEC”) in connection with the offering. In addition, the offering may be affected by whether or not there is an extension of the company’s agreement with LLR Equity Partners and one of its affiliates, which expired on January 31, 2005, regarding the repurchase of certain of the company’s securities and rights. The repurchase is an intended use of the proceeds of the offering.

A registration statement relating to these securities has been filed with the SEC but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any state in which such an offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About Opinion Research Corporation

Founded in 1938, Opinion Research Corporation provides commercial market research, health and demographic research for government agencies, information services, teleservices and consulting. The company is a pioneering leader in the science of market and social research, and has built a worldwide data-collection network. Further information is available at www.opinionresearch.com.

Safe Harbor Statement

This press release contains, within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995, forward-looking statements that are based on management’s beliefs and assumptions, current expectations, estimates and projections. These statements are subject to risks and uncertainties, including the occurrence of the offering and an extension of the company’s agreement with LLR Equity Partners and its affiliate; therefore, actual results may materially differ. The company disclaims any obligation to update any forward-looking statements whether as a result of new information, future events, or otherwise. Important factors and risks that may affect future results are described in the company’s filings with the Securities and Exchange Commission, copies of which are available upon request from the company.